As filed with the Securities and Exchange Commission on May 20, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEKELEC
(Exact name of registrant as specified in its charter)

California	95-2746131
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5200 Paramount Parkway Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

Restricted Stock Unit Award Agreements
(Full title of the plan)

Stuart H. Kupinsky, Esq.
Senior Vice President, Corporate Affairs and General Counsel
Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
(919) 460-5500
(Name, address and telephone number of agent for service)

Copy to:
Katherine F. Ashton, Esq.
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of	Amount	Proposed	Maximum
Securities	of Shares	Maximum	Aggregate	Amount of
to be	to be	Offering Price	Offering	Registration
Registered	Registered	per Share	Price	Fee
Common Stock, without par value	229,947(1)(2)	$14.81(3)	$3,405,515.07(3)	$242.82

(1)	Represents shares issuable upon vesting of restricted stock units (the “RSUs”) awarded or to be awarded by the Registrant.

(2)	This Registration Statement also covers such additional shares of Common Stock of the Registrant as may be issuable pursuant to the anti-dilution provisions of the award agreements evidencing the RSUs. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the RSU award agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of the Registrant’s Common Stock on May 19, 2010, as reported on the Nasdaq Global Select Market.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I, those documents are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or a prospectus under Rule 424 of the Securities Act.
PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information previously filed with the Commission are hereby incorporated by reference:
          Item 3(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission on February 25, 2010.
          Item 3(b)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the Commission on May 6, 2010.
The Registrant’s Current Reports on Form 8-K (“Form 8-K”) as filed with the Commission on February 11, 2010, March 2, 2010, March 4, 2010, April 29, 2010, May 6, 2010, and May 7, 2010; provided, however, that with respect to the Current Reports on Form 8-K filed with the Commission on February 11, 2010 and May 6, 2010, information and exhibits furnished under Items 2.02 and 9.01 of Form 8-K are not incorporated herein.
          Item 3(c)
Item 1 of the Registrant’s Registration Statement on Form 8-A (Registration No. 0-15135) filed with the Commission on November 12, 1986, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
          Section 317 of the California General Corporation Law provides that a corporation may indemnify corporate “agents” (including directors, officers and employees of the corporation) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with defending non-derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful, and against expenses actually and reasonably incurred in connection with defending derivative actions if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Indemnification is obligatory to the extent that an agent of a corporation has been successful on the merits in defense of any such proceeding against such agent, but otherwise may be made only upon a determination in each instance either by a majority vote of a quorum of the Board of Directors (other than directors involved in such proceeding), by independent legal counsel if such a quorum of directors is not obtainable, by the shareholders (other than shareholders to be indemnified), or by the court, that indemnification is proper because the agent has met the applicable statutory standards of conduct. Corporations may also advance expenses incurred in defending proceedings against corporate agents, upon receipt of an undertaking that the agent will reimburse the corporation unless it is ultimately determined that the agent is entitled to be indemnified against expenses reasonably incurred.
          The indemnification provided by Section 317 of the California General Corporation Law is not deemed to be exclusive of any other rights to which agents of a corporation seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights are authorized in the articles of the corporation. Article V of the Registrant’s Amended and Restated Articles of Incorporation authorizes the Registrant to provide for indemnification of its agents for breach of duty to the Registrant and its shareholders, through bylaw provisions or through agreements with such agents, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.
          Article VI of the Registrant’s Amended and Restated Bylaws, as amended (the “Amended and Restated Bylaws”), provides for the mandatory indemnification of all directors and executive officers of the Registrant to the maximum extent and in the manner permitted by Section 317. Additionally, the Registrant has entered into indemnification agreements with its directors and executive officers under which the Registrant has undertaken to indemnify each such director or executive officer to the fullest extent permitted by its Amended and Restated Articles of

Incorporation, Amended and Restated Bylaws and applicable law against all expenses, liability and loss (which are not paid by insurance or otherwise by the Registrant) reasonably incurred or suffered by such agent in connection with the defense of any action or proceeding to which the agent was or is a party or is threatened to be made a party by reason of conduct in his capacity as an officer or director, or in which the agent is or may be involved by reason of the fact that he is or was serving as an officer or director of the Registrant. These indemnification agreements do not require the Registrant to:
•	indemnify any director or executive officer where such indemnification for any acts or omissions or transactions would be in violation of the California General Corporation Law or other applicable law, including without limitation imdemnification for breach of duty to the corporation or its shareholders under circumstances in which such indemnity would be expressly prohibited by Section 317 of the California General Corporation Law;

•	indemnify or advance expenses to any director or executive officer with respect to claims voluntarily initiated by such director or executive officer and not by way of defense, other than with respect to claims brought in order to enforce the indemnification agreement itself or a right under Section 317 of the California General Corporation Law, or other applicable law, unless such claim has been approved by the Registrant;

•	indemnify any director or executive officer for any expenses incurred with respect to claims brought to enforce the indemnification agreement itself or a right under Section 317 of the California General Corporation Law, or other applicable law, which claim was determined by a court of competent jurisdiction to be frivolous or not in good faith;

•	indemnify any director or executive officer for any expenses for which such director or executive officer has otherwise received payment pursuant to a liability insurance policy, the Registrant’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, any applicable provisions of the California General Corporation Law, or any other agreement; or

•	indemnify any director or executive officer for expenses or profits arising from the purchase and sale by such director or executive officer of securities in violation of Section 16(b) of the Exchange Act.
          The Registrant also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.

Exhibit
Number

4.1	Form of Restricted Stock Unit Award Agreement (Service-Based)

4.2	Form of Restricted Stock Unit Award Agreement (Performance-Based and Service-Based)

5.1	Opinion of Bryan Cave LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page 6 of this Registration Statement)
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on May 20, 2010.

TEKELEC
By:	/s/ Franco Plastina
Franco Plastina
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Franco Plastina and Stuart H. Kupinsky, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark A. Floyd Mark A. Floyd	Chairman of the Board and Director	May 20, 2010

/s/ Franco Plastina Franco Plastina	President and Chief Executive Officer and Director	May 20, 2010

/s/ Ronald W. Buckly Ronald W. Buckly	Director	May 20, 2010

/s/ Hubert de Pesquidoux Hubert de Pesquidoux	Director	May 20, 2010

Signature	Title	Date
/s/ David R. Laube David R. Laube	Director	May 20, 2010

/s/ Carol G. Mills Carol G. Mills	Director	May 20, 2010

/s/ Krish A. Prabhu Krish A. Prabhu	Director	May 20, 2010

/s/ Michael P. Ressner Michael P. Ressner	Director	May 20, 2010

/s/ Gregory S. Rush Gregory S. Rush	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 20, 2010

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Form of Restricted Stock Unit Award Agreement (Service-Based)

4.2	Form of Restricted Stock Unit Award Agreement (Performance-Based and Service-Based)

5.1	Opinion of Bryan Cave LLP

23.1	Consent of PricewaterhouseCoopers LLP